UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

December 13, 2004

GANNETT CO., INC.

(Exact name of registrant as specified in charter)

Delaware	1-6961	16-0442930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia	22107-0910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 854-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2004, Gannett Co., Inc. entered into agreements to replace and amend two of its existing credit facilities with credit facilities expiring in 2010 that will provide for approximately the same borrowing availability. The company extended to 2010 the termination date of its five-year facility under its Competitive Advance and Revolving Credit Agreement dated as of March 11, 2002 and effective as of March 18, 2002 among the company, the several lenders from time to time parties thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank and Bank One, N.A., as co-syndication agents, and Barclays Bank plc, as documentation agent, subject to customary conditions to effectiveness, by entering into an Amended and Restated Competitive Advance and Revolving Credit Agreement that will provide for borrowings of up to $1.365 billion principal amount. The company also entered into a Competitive Advance and Revolving Credit Agreement among the company, the several lenders from time to time parties thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Barclays Bank plc, as documentation agent that, subject to customary conditions and to the termination of the 364-day facility under the company’s Competitive Advance and Revolving Credit Agreement dated as of February 27, 2004 and effective as of March 15, 2004, will provide for borrowings of up to $691.9 million principal amount. It is anticipated that these agreements and the termination of the 364-day facility under the company’s February 27, 2004 credit agreement will be effective on January 5, 2005. The company will not incur any early termination penalties as a result of terminating the 364-day facility under the February 27, 2004 credit agreement.

The new and the amended and restated credit agreements provide backup for commercial paper and for general corporate purposes.

The facility fee rates for the new and the amended and restated credit agreements may range from .07% to .25% depending on Standard & Poor’s or Moody’s credit rating of the company’s senior unsecured long-term debt. At the option of the company, the interest rate on borrowings under this agreement may be .17% to .50% above the prime rate, the Eurodollar base rate or the Federal Funds Effective Rate plus .50%. The percentages that apply depend on Standard & Poor’s or Moody’s credit rating of the company’s senior unsecured long-term debt.

The new and the amended and restated credit agreements contain restrictive provisions that require the maintenance of net worth of at least $3.5 billion. The new and the amended and restated credit agreements otherwise contain covenants and default provisions customary for facilities of this nature and substantially similar to those contained in the company’s February 27, 2004 credit agreement.

Several of the lenders and agents under the new and the amended and restated credit agreements are lenders and administrative agents under the company’s preexisting credit agreements, and certain of the lenders party to the new and the amended and restated credit agreements, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.

Date: December 17, 2004	By:	/s/ George R. Gavagan
George R. Gavagan
Vice President and Controller